Exhibit 4.2

[FORM OF FACE OF NOTE]

[Applicable Restricted Securities Legend]

[Depository Legend, if applicable]

No. [ ]	Principal Amount $[ ] as revised by the Schedule of Increases and Decreases in the Global Security attached hereto

CUSIP NO.

SMITHFIELD FOODS, INC.

10% Senior Secured Note, due 2014

Smithfield Foods, Inc., a Virginia corporation, promises to pay to [                    ], or registered assigns, the principal sum of [                                ] Dollars, as revised by the Schedule of Increases and Decreases in the Global Security attached hereto, on July 15, 2014.

Interest Payment Dates: January 15 and July 15.

Record Dates: January 1 and July 1.

Additional provisions of this Security are set forth on the other side of this Security.

SMITHFIELD FOODS, INC.

By:

By:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. BANK NATIONAL ASSOCIATION

as Trustee, certifies that this is one of the Securities referred to in the Indenture.

By
Authorized Signatory	Date:

[FORM OF REVERSE SIDE OF NOTE]

10% Senior Secured Note, due 2014

1.	Interest

Smithfield Foods, Inc., a Virginia corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Security at the rate per annum shown above.

The Company will pay interest semiannually on January 15 and July 15 of each year, with the first interest payment to be made on January 15, 2010. Interest on the Securities will accrue from the most recent date to which interest has been paid on the Securities or, if no interest has been paid, from July 2, 2009. The Company shall pay interest on overdue principal or premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Securities to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Security is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest. The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Securities at the close of business on the January 1 and July 1 next preceding the interest payment date even if Securities are cancelled, repurchased or redeemed after the record date and on or before the interest payment date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Securities represented by a Global Security (including principal, premium, if any, and interest) will be made by the transfer of immediately available funds to the accounts specified by the Depositary. The Company will make all payments in respect of a Definitive Security (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Securities may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Securities, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent and Registrar

Initially, U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States of America and having a corporate trust office in Atlanta, Georgia (“Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder. The Company or any of its domestically incorporated Wholly-Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.	Indenture

The Company issued the Securities under an Indenture dated as of July 2, 2009 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company, the Subsidiary Guarantors and the Trustee. The terms of the Securities include those stated in the Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Holders are referred to the Indenture and the Act for a statement of those terms.

The Securities are senior secured obligations of the Company. The aggregate principal amount of Securities which may be authenticated and delivered under the Indenture is unlimited, provided that to the extent not applied to refinance Indebtedness, the Net Cash Proceeds from any issuance of Additional Notes are invested in Additional Assets in accordance with the Indenture. This Security is one of the 10% Senior Secured Notes due 2014 referred to in the Indenture. The Securities include (i) $625,000,000 aggregate principal amount of the Company’s 10% Senior Secured Notes due 2014 issued under the Indenture on July 2, 2009 (herein called “Initial Notes”) and (ii) (x) $225,000,000 aggregate principal amount of the Company’s 10% Senior Secured Notes due 2014 issued under the Indenture on August 14, 2009 and (y) if and when issued, additional 10% Senior Secured Notes due 2014 of the Company that may be issued from time to time under the Indenture subsequent to July 2, 2009 (together, herein called “Additional Notes”). The Initial Notes and Additional Notes are treated as a single class of securities under the Indenture and shall be secured by first and second priority Liens and security interests, subject to Permitted Liens, in the Collateral. The Indenture imposes certain limitations on the Incurrence of Indebtedness by the Company and its Subsidiaries, the payment of dividends and other distributions on the Capital Stock of the Company and its Subsidiaries, the purchase or redemption of Capital Stock of the Company and Capital Stock of such Subsidiaries, certain purchases or redemptions of Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Indebtedness or Guarantor Subordinated Indebtedness, the sale or transfer of assets and Capital Stock of Subsidiaries, certain Sale/Leaseback Transactions involving the Company or any Restricted Subsidiary, the issuance or sale of Capital Stock of Restricted Subsidiaries, the incurrence of certain Liens, future Subsidiary Guarantors, the business activities and investments of the Company and its Subsidiaries and transactions with Affiliates, provided, however, certain of such limitations will no longer be in effect if the Securities receive a rating of “BBB-” or higher from Standard & Poor’s Rating Services (or its successors) and “Baa3” or higher from Moody’s Investors Service, Inc. (or its successors). In addition, the Indenture limits the ability of the Company and its Subsidiaries to enter into agreements that restrict distributions and dividends from Subsidiaries. The Indenture also imposes requirements with respect to the provision of financial information.

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Securities and all other amounts payable by the Company under the Indenture, the Securities, the Collateral Documents and the Intercreditor Agreements when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Securities and the Indenture, the Subsidiary Guarantors have unconditionally guaranteed (and future guarantors, together with the Subsidiary Guarantors, will unconditionally Guarantee), jointly and severally, such obligations on a senior, secured basis pursuant to the terms of the Indenture.

5.	Redemption

Prior to July 15, 2012, the Company may, upon not less than 30 nor more than 60 days’ notice, on any one or more occasions redeem up to 35% of the original principal amount of the Securities with the Net Cash Proceeds of one or more Public Equity Offerings at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(i) at least 65% of the original principal amount of the Securities (exclusive of Additional Notes) remains outstanding after each such redemption; and

(ii) the redemption occurs within 60 days after the closing of such Public Equity Offering.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person in whose name the Security is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Securities will be subject to redemption by the Company.

At any time prior to the Maturity Date of the Securities, the Securities may be redeemed or purchased by the Company, in whole or in part, at the Company’s option, at a price (the “Redemption Price”) equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of such redemption or purchase (the “Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person. Any such redemption, purchase or notice may, at the Company’s discretion, be subject to the satisfaction or one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

In the case of any partial redemption, selection of the Securities for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Securities are listed or, if the Securities are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Securities of $1,000 in original principal amount or less will be redeemed in part. If any Security is to be redeemed in part only, the notice of redemption relating to such Security shall state the portion of the principal amount thereof to be redeemed. A new Security in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Security. On and after the redemption date, interest will cease to accrue on Securities or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

6.	Put Provisions

Upon the occurrence of a Change of Control, any Holder of Securities will have the right to offer to cause the Company to repurchase all or any part of the Securities of such Holder at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) as provided in, and subject to the terms of, the Indenture.

In the event of an Asset Disposition that requires the purchase of Securities pursuant to Section 3.7(a) or Section 3.7(b) of the Indenture, the Company will be required to apply such Excess Collateral Proceeds or Excess Proceeds, as applicable, to the repayment of the Securities, the Rabobank Term Loan and, in the case of Excess Proceeds, any Pari Passu Indebtedness in accordance with the procedures set forth in Section 3.7 of the Indenture.

7.	Denominations; Transfer; Exchange

The Securities are in registered form without coupons in denominations of principal amount of $2,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities for a period beginning 15 Business Days before an interest payment date and ending on such interest payment date.

8.	Persons Deemed Owners

The registered Holder of this Security may be treated as the owner of it for all purposes.

9.	Unclaimed Money

If money for the payment of the principal of or premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

10.	Defeasance

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to maturity.

11.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Securities, the Collateral Documents or the Intercreditor Agreements may be amended with the written consent of the Holders of at least a majority in principal amount of the then outstanding Securities and (ii) any default (other than (x) with respect to nonpayment or (y) in respect of a provision that cannot be amended without the written consent of each Holder affected or (z) with respect to Section 11.6(a)(vi) of the Indenture) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount of the then outstanding Securities. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture, the Securities, the Collateral Documents or the Intercreditor Agreements to cure any ambiguity, omission, defect or inconsistency, or to comply with Article IV or Article X of the Indenture in respect of the assumption by a Successor Company of an obligation of the Company under the Indenture, or to provide for uncertificated Securities in addition to or in place of certificated Securities, or to add guarantees with respect to the Securities or to secure the Securities, or to release a Subsidiary Guarantor upon its designation as an Unrestricted Subsidiary or otherwise in accordance with the Indenture, to release Liens in favor of the Collateral Agent in the Collateral as provided under the collateral release provisions, or to add additional covenants or surrender rights and powers conferred on the Company, or to make any change that does not adversely affect the rights of any Holder.

12.	Defaults and Remedies

Under the Indenture, Events of Default include: (i) default for 30 days in payment of interest when due on the Securities; (ii) default in payment of the principal of or premium, if any, on the Securities at Stated Maturity, upon required repurchase, upon declaration or otherwise; (iii) failure by the Company or any Significant Subsidiary to comply with certain other provisions or agreements in the Indenture, the Securities, the Collateral Documents and the Intercreditor Agreements, in certain cases subject to notice and lapse of time; (iv) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness of the Company or any Significant Subsidiary if the amount accelerated (or so unpaid) exceeds $25.0 million (v) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary; (vi) certain final judgments or decrees for the payment of money in excess of $25.0 million; (vii) failure by any Subsidiary Guarantor that is a Significant Subsidiary to comply with its obligations under its Subsidiary Guarantee or Collateral Documents or Intercreditor Agreement; (viii) the failure of any Subsidiary Guarantee or Collateral Document entered into by a Subsidiary Guarantor which is a Significant Subsidiary to be in full force and effect (except as contemplated thereby) or any denial or disaffirmation thereof and (ix) with respect to Collateral with a fair market value in excess of $25.0 million, a declaration or assertion of invalidity or unenforceability or the failure to be in full force and effect (except as contemplated hereby), subject to any applicable grace periods as set forth in the Indenture.

If an Event of Default occurs and is continuing, the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Securities then outstanding may declare all the Securities to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Securities being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee and the Collateral Agent may refuse to enforce the Indenture or the Securities unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

13.	Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

14.	No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company or any Subsidiary Guarantor shall not have any liability for any obligations of the Company or any Subsidiary Guarantor under the Securities, the Indenture, the Collateral Documents, the Intercreditor Agreements or the Subsidiary Guarantees or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

15.	Authentication

This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Security.

16.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

17.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Securities. No representation is made as to the accuracy of such numbers as printed on the Securities and reliance may be placed only on the other identification numbers placed thereon.

18.	Governing Law

This Security shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Security in larger type. Requests may be made to:

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, VA 23430

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Security.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Company and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Company.

In connection with any transfer or exchange of any of the Securities evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Securities and the last date, if any, on which such Securities were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Securities are being:

CHECK ONE BOX BELOW:

1	☐	acquired for the undersigned’s own account, without transfer; or

2	☐	transferred to the Company or any Subsidiary thereof; or

3	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

4	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

5	☐	transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.7 of the Indenture); or

6	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Securities evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (4), (5) or (6) is checked, the Trustee or the Company may require, prior to registering any such transfer of the Securities, in their sole discretion, such legal opinions, certifications and other information as the Trustee or the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:	NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, check the box:

☐      ☐

 3.7    3.9

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Security)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

SUBSIDIARY GUARANTEE

Pursuant to the Indenture (the “Indenture”) dated as of July 2, 2009 among Smithfield Foods, Inc., the Subsidiary Guarantors party thereto (each a “Subsidiary Guarantor” and collectively the “Subsidiary Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”), each Subsidiary Guarantor, subject to the provisions of Article X of the Indenture, hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Subsidiary Guarantor, to each Holder of the Securities, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Securities and all other obligations and liabilities of the Company under the Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Subsidiary Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6 of the Indenture), the Collateral Documents and the Intercreditor Agreements (all the foregoing being hereinafter collectively called the “Obligations”). Each Subsidiary Guarantor agrees that the Obligations will rank equally in right of payment with other Indebtedness of such Subsidiary Guarantor, except to the extent such other Indebtedness is subordinate to the Obligations. Each Subsidiary Guarantor further agrees (to the extent lawful) that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Subsidiary Guarantee notwithstanding any extension or renewal of any Obligation.

Each Subsidiary Guarantor waives (to the extent lawful) presentation to, demand of payment from and protest to the Company of any of the Obligations and also waives (to the extent lawful) notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any default under the Securities or the Obligations.

Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Obligations.

Except as set forth in Section 4.2, Section 10.2 and Article VIII of the Indenture, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not (to the extent lawful) be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not (to the extent lawful) be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under the Indenture, the Securities or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Securities or any other agreement; (d) the release of any security held by any Holder or the Collateral Agent for the Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Subsidiary Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Obligations, or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity.

Each Subsidiary Guarantor agrees that its Subsidiary Guarantee herein shall remain in full force and effect until payment in full of all the Obligations or such Subsidiary Guarantor is released from its Subsidiary Guarantee upon the merger or the sale of all the Capital Stock or assets of the Subsidiary Guarantor or otherwise in compliance with Section 4.2, Section 10.2 and Article VIII of the Indenture. Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Subsidiary Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Obligations then due and owing and (ii) accrued and unpaid interest on such Obligations then due and owing (but only to the extent not prohibited by law).

Each Subsidiary Guarantor further agrees that, as between such Subsidiary Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in the Indenture for the purposes of its Subsidiary Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantor for the purposes of this Subsidiary Guarantee.

Each Subsidiary Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Subsidiary Guarantee.

Brown’s Realty Partnership,

    a North Carolina general partnership

Carroll’s Realty Partnership,

    a North Carolina general partnership

Smithfield-Carroll’s Farms,

    a Virginia general partnership,

        as Subsidary Guarantors

By:	Murphy-Brown, LLC, as a general partner of each

By:
	Name:	Carey J. Dubois
	Title:	Vice President

814 Americas, Inc.,

    a Delaware corporation

Armour-Eckrich Meats LLC,

    a Delaware limited liability company

Farmland Distribution Inc.,

    a Delaware corporation

Farmland Foods, Inc.,

    a Delaware corporation

Gwaltney Transportation Co., Inc.,

    a Delaware corporation

John Morrell & Co.,

    a Delaware corporation

LPC Transport, Inc.,

    a Delaware corporation

Murphy Farms of Texhoma, Inc.,

    an Oklahoma corporation

Murphy-Brown LLC,

    a Delaware limited liability company

North Side Foods Corp.,

    a Delaware corporation

Patrick Cudahy Incorporated,

    a Delaware corporation

PC Express, Inc.,

    a Delaware corporation

Premium Standard Farms, LLC,

    a Delaware limited liability company

RMH Foods, Inc.,

    a Delaware corporation

The Smithfield Packing Company, Incorporated,

    a Delaware corporation

Smithfield Purchase Corporation,

    a North Carolina corporation

Smithfield Transportation Co., Inc.,

    a Delaware corporation

Stefano Foods, Inc.,

    a North Carolina corporation

Valleydale Transportation Company, Inc.,

    a Delaware corporation,

        as Subsidary Guarantors

By:
Name:	Carey J. Dubois
Title:	Vice President

Jonmor Investments, Inc.,

    a Delaware corporation

Patcud Investments, Inc.,

    a Delaware corporation

SFFC, Inc.,

    a Delaware corporation

SF Investments, Inc.,

    a Delaware corporation,

        as Subsidary Guarantors

By:
Name:	Charles McCarrick
Title:	President/Assistant Secretary/ Assistant Treasurer